SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
CA, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-2857434

(State of incorporation or organization)	(IRS Employer Identification No.)

One CA Plaza, Islandia, New York	11749

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.10 per share	The NASDAQ Stock Market LLC
Stock Purchase Rights	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: ___ (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Common Stock
The following description of the terms of the Registrant’s Common Stock, par value $0.10 per share (the “Common Stock”), is qualified in its entirety by reference to the Registrant’s Restated Certificate of Incorporation, which is incorporated by reference herein to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 9, 2006. Under the Registrant’s Restated Certificate of Incorporation, the Registrant has authority to issue 1,100,000,000 shares of the Common Stock.
Each holder of the Common Stock is entitled to one vote for each share of the Common Stock held of record on the applicable record date on all matters submitted to a vote of the Registrant’s stockholders.
The holders of the Common Stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Registrant’s board of directors, subject to any preferential dividend rights granted to the holders of any of the Registrant’s outstanding preferred stock, if any. In the event of liquidation, each share of the Common Stock is entitled to share pro rata in any distribution of the Registrant’s assets after payment or providing for the payment of liabilities and the liquidation preference of any of the Registrant’s outstanding preferred stock.
The holders of the Common Stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.
The Registrant is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 of the Delaware General Corporation Law defines the term “business combination” to include: (a) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder or another entity if the merger or consolidation is caused by the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge or transfer of 10% or more of either the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (c) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (d) subject to certain exceptions, any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries. In general, Section 203 defines an “interested stockholder” as any entity or person owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.
Stock Purchase Rights
On October 16, 2006, the Registrant’s board of directors adopted the Stockholder Protection Rights Agreement (the “New Rights Agreement”) between the Registrant and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), and declared a dividend of one right (a “Right”) for each outstanding share of the Common Stock held of record at the close of business on October 26, 2006 (the “Record Time”), payable in respect of each such share upon the later of (a) certification by the New York Stock Exchange to the SEC that the Rights had been approved for listing and registration and (b) immediately following the expiration of the Existing Rights Agreement (as defined in the New Rights Agreement) or issued thereafter and prior to the Separation Time (as defined in the New Rights Agreement) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. Each Right entitles its registered holder to purchase from the Registrant, after the Separation Time, one one-thousandth (1/1,000th) of a share of the Registrant’s Participating Preferred Stock, Class A, without par value, for the then-current Exercise Price (as defined in the New Rights Agreement).
The New Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock) and the description thereof and of the Rights are incorporated by reference herein to the Registrant’s Current Report on Form 8-K filed with the SEC on October 16, 2006, and such description is qualified in its entirety by reference to the New Rights Agreement, including the exhibits thereto.
Item 2. Exhibits.

Exhibit No.	Description

(1)	Registrant’s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K dated March 6, 2006).

(2)	Registrant’s By-Laws (as amended, effective as of February 23, 2007) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on February 28, 2007).

(3)	Stockholder Protection Rights Agreement, dated as of October 16, 2006, between the Registrant and Mellon Investor Services LLC, as Rights Agent (including Forms of Rights Certificate and Election to Exercise as Exhibit A thereto and Form of Certificate of Designation and Terms of Participating Preferred Stock as Exhibit B thereto) (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on October 16, 2006).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CA, Inc.
By	/s/ Kenneth V. Handal
Name: Kenneth V. Handal
Title: Executive Vice President, Global Risk and Compliance and Corporate Secretary

Date: April 28, 2008

EXHIBIT INDEX

Exhibit No.	Description

(1)	Registrant’s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K dated March 6, 2006).

(2)	Registrant’s By-Laws (as amended, effective as of February 23, 2007) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 28, 2007).

(3)	Stockholder Protection Rights Agreement, dated as of October 16, 2006, between the Registrant and Mellon Investor Services LLC, as Rights Agent (including Forms of Rights Certificate and Election to Exercise as Exhibit A thereto and Form of Certificate of Designation and Terms of Participating Preferred Stock as Exhibit B thereto) (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on October 16, 2006).